Exhibit 7.3

                     STOCK PURCHASE AND LOAN AGREEMENT

This agreement is made by and Gold & Appel Transfer S.A. (G&A) a British Virgin Islands Corporation, located at Omar Hodges Building, Wickhams Cay, Road Town, Tortula, British Virgin Islands and Mark Mendes (MM), 35641 Dunthorpe Lane, Purcellville, VA 22132.

The parties agree as follows:

1. MM warrants that he has an option which gives him the right to purchase up to 56,667 share of US WATS (symbol USWI).

2. MM warrants that these options are free of any lien or encumbrances and that he has the right to exercise the option until around the end of April 1998 by paying the option price of $1.25 US Dollars per share.

3. MM agrees to sell the shares represent by this option to G&A for the price of $1.50 US Dollars per share.

4. In order to facilitate this transaction, G&A agrees to loan MM the necessary funds to purchase the shares which he has an option on from US WATS. G&A will wire transfer the funds to US WATS bank directly upon receiving documentation that MM has applied to US WATS for the exercise of the options. MM agrees to instruct US WATS to issue shares directly into the name of G&A. G&A agrees to pay the balance of funds to equal the $1.50 per share purchase price, per bank instruction issued, by MM within 2 working days after receiving the share certificates.

5. G&A agrees that MM will have a lien against the shares until full payment is received.

6. In the event that US WATS does not issue any shares or for any other reason whatsoever this transaction is not consummated, then the funds loaned to MM and paid to US WATS on behalf of MM, will be returned to G&A and MM agrees to issue instruction to that effect. In the event that the loan is not paid back within 30 days or not applied to the purchase price of shares then the interest rate shall be 1.5% per month calculated on the unpaid balance plus $500.00 penalty per month for late repayment of the principal amount.

7. All payment under this agreement shall be made by wire transfer per instructions given by each party in writing unless other arrangements are made and mutually agreed in writing by both parties.

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8.  This agreement shall be interpreted under the laws of Virginia.

9. All notices to be delivered under this agreement will be considered delivered if sent via courier with signed receipt to the address above for MM and to the address and contact below for G&A:

                  Walt Anderson
                  3050 K Street, N.W., Suite 250
                  Washington, D.C.  20007
                  Phone  202/467-1189

10. No party to this agreement may assign or transfer the obligations here-under.

11. If any portion of this agreement is found to be un-enforceable for any reason then all other parts of the agreement will still be binding on the parties.


Mark Mendes                                Gold & Appel Transfer S.A.

/s/ Mark Mendes                            /s/ Walt Anderson
-----------------------                    ---------------------------
Signature                                  Signature   Power of Attorney in
                                                                   Fact
3/24/98                                    3/24/98
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Date                                       Date